Exhibit 99.1

Builders FirstSource Adds William Bradley Hayes to its Board of Directors

October 16, 2019 (Dallas, TX) – Builders FirstSource, Inc. (Nasdaq: BLDR) today announced the appointment of William Bradley Hayes (Brad) to its Board of Directors and as Chair of the Audit Committee. Mr. Hayes was formerly Chief Financial Officer of Laboratory Corporation of America Holdings (LabCorp), a leading global life sciences company.

“We are especially pleased that Brad will be joining the Builders FirstSource Board of Directors,” stated Paul Levy, Chairman of the Board. “Brad has extensive financial and business expertise. His knowledge and insights in transforming a complex global business will make a significant contribution to Builders FirstSource.”

Mr. Hayes served as Executive Vice President, Chief Financial Officer and Treasurer of LabCorp from 2005 until his retirement in 2014. He joined LabCorp in 1996, where he was responsible for the day-to-day operations of the revenue cycle function. He later served as Senior Vice President, Investor Relations. Prior to LabCorp, Mr. Hayes was at KPMG for nine years in the audit department.

Since June 2018, Mr. Hayes has served on the Board of Directors of Intec Pharma and as the chair of their audit committee. Mr. Hayes previously served on the Board of Directors for Patheon N.V. and was the Audit Committee Chair. He also serves on the Board of Trustees at the University of North Carolina at Greensboro and the Board of Directors of the Piedmont Triad Chapter of the Juvenile Diabetes Research Foundation. Mr. Hayes holds a Bachelor of Science in Accounting from the University of North Carolina at Greensboro and is a Certified Public Accountant.

About Builders FirstSource

Headquartered in Dallas, Texas, Builders FirstSource is the largest U.S. supplier of building products, prefabricated components, and value-added services to the professional market segment for new residential construction and repair and remodeling.  We provide customers an integrated homebuilding solution, offering manufacturing, supply, delivery and installation of a full range of structural and related building products.  We operate in 40 states with approximately 400 locations and have a market presence in 77 of the top 100 Metropolitan Statistical Areas, providing geographic diversity and balanced end market exposure.  We service customers from strategically located distribution and manufacturing facilities (certain of which are co-located) that produce value-added products such as roof and floor trusses, wall panels, stairs, vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes dimensional lumber and lumber sheet goods, millwork, windows, interior and exterior doors, and other building products. For more information about Builders FirstSource, visit the Company’s website at www.bldr.com.

Contact:
Binit Sanghvi Investor Relations Builders FirstSource, Inc. (214) 765-3804

Source: Builders FirstSource, Inc.